Exhibit 10.2

SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS

This SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS ("Summary") is hereby incorporated into and made a part of the attached Single-Tenant Triple Net Lease dated as of December 13, 2022, which pertains to the Premises described below. All references in the Lease to the "Lease" shall include this Summary. All references in the Lease to any term defined in this Summary shall have the meaning set forth in this Summary for such term. Any initially capitalized terms used in this Summary and any initially capitalized terms in the Lease which are not otherwise defined in this Summary shall have the meaning given to such terms in the Lease.

1.1	Landlord's Address:	c/o High Street Logistics Properties
600 Unicorn Drive, Suite 208
Woburn, Massachusetts 01801

1.2	Tenant's Address:	EMCORE Chicago Inertial Corporation
c/o EMCORE Corporation
Attn: General Counsel
2015 Chestnut St.
Alhambra, CA 91803
Email: legal@emcore.com

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP
Attn: James J. Masetti
2550 Hanover Street
Palo Alto, CA 94304-1115
Email: jim.masetti@pillsburylaw.com

1.3	Premises: The real property located at 8412 West 185th Street, Tinley Park, Illinois, as more particularly described in Exhibit A attached hereto (the "Property"), together with all buildings, improvements and facilities, now or subsequently located on the Property from time to time, including, without limitation, the building containing approximately 100,415 rentable square feet (the "Building").

1.4          Commencement Date: December 13, 2022

1.5          Expiration Date: The date that is twelve (12) years after the Commencement Date; provided, however, if such date is not the last day of the calendar month, then the Expiration Date shall be the last day of such calendar month following the expiration of such twelve (12) year period.

1.6           Monthly Rent

Months of Initial Lease Term	Monthly Rent
*1– 12	$62,340.98
13 – 24	$64,098.24
25 – 36	$65,908.22
37 – 48	$67,772.50
49 – 60	$69,692.71
61 – 72	$71,670.52
73 – 84	$73,707.67
85 – 96	$75,805.94
97– 108	$77,967.15
109 – 120	$80,193.20
120 – 132	$82,486.02
132 – 144	$84,847.64

*This period shall include any partial month at the beginning of the Term, in which case the period would be equal to the partial month, plus calendar months 1-12.

1.7           Permitted Use: The Premises may be used for all legally permitted uses, but excluding the Prohibited Uses (as defined in Exhibit D attached hereto).

1.8           Interest Rate: The lesser of: (a) an interest rate equal to the Prime Rate (as stated under the column “Money Rates” in the Wall Street Journal), plus six percent (6%) per annum; or (b) the maximum rate permitted by law.

1.9           Guaranty: That certain Lease Guaranty dated as of the date hereof (the “Guaranty”) by Emcore Corporation, a New Jersey corporation (“Guarantor”) for the benefit of Landlord, which Guaranty is attached hereto as Exhibit C and made a part hereof. Simultaneously with the execution and delivery of this Lease, Tenant shall cause Guarantor to execute and deliver the Guaranty to Landlord.

SINGLE-TENANT TRIPLE NET LEASE

This SINGLE-TENANT TRIPLE NET LEASE ("Lease"), which includes the preceding Summary of Basic Lease Information and Definitions ("Summary") attached hereto and incorporated herein by this reference, is made as of December 13, 2022, by and between 8400 W 185TH STEET INVESTORS, LLC, a Delaware limited liability company ("Landlord"), and EMCORE CHICAGO INERTIAL CORPORATION, a Delaware corporation ("Tenant").

1.             Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises upon and subject to the terms, covenants and conditions contained in this Lease to be performed by each party. The parties hereby stipulate that the Premises contains the rentable square feet set forth in the Summary.

2.             Term; Options to Extend.

2.1          Term. This Lease shall be effective upon the date of its full execution and delivery by Landlord and Tenant (the "Effective Date"). The term of this Lease (the "Term") shall commence upon the Commencement Date and shall, subject to Section 2.2 below, expire on the Expiration Date, unless sooner terminated or extended as permitted herein, and if extended, the "Term" will include any Option Term.

2.2           Options to Extend. Subject to the terms hereof, Landlord hereby grants to Tenant three (3) options (each, an "Extension Option") to extend the Term of this Lease with respect to the entire Premises for five (5) years each (each, an "Option Term"), on the same terms, covenants and conditions as provided for in this Lease during the initial Lease Term (or prior Option Term, as the case may be), except that (a) the Monthly Rent for the first year of each Option Term shall be equal to the Fair Market Rental Rate (as defined below), and (b) the Monthly Rent during each Option Term shall increase annually at a rate equal to the annual escalations consistent with the Fair Market Rental Rate. Each Extension Option must be exercised, if at all, by written notice ("Extension Notice") delivered by Tenant to Landlord no earlier than the date that is twelve (12) months prior to the expiration of the then-current Term, and no later than the date which is nine (9) months prior to the expiration of the then-current Term. Failure of Tenant to timely exercise any such Extension Option, shall render such Extension Option (and any succeeding Extension Option, if any) null and void and of no further force or effect whatsoever. Notwithstanding the foregoing or anything in this Lease to the contrary, Tenant shall have no right to exercise an Extension Option if Tenant is in default at the time such Extension Option is exercised.

2.3           Fair Market Rental Rate. For purposes of the Lease, the term “Fair Market Rental Rate” shall mean the prevailing market rental rate and annual rental escalations that comparable institutional landlords have accepted in current transactions between non-affiliated parties for renewals of existing tenants of comparable credit-worthiness, for comparable space located in the vicinity of the Premises, for a comparable use, for a comparable period of time in a comparable properties and buildings (“Comparable Transactions”); provided however, that the Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period).

2.3.1        Landlord shall determine the Fair Market Rental Rate by using its good faith judgment. Landlord shall provide written notice of such amount (the “Landlord’s FMR Notice”) within fifteen (15) days after Tenant provides the applicable Extension Notice. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s FMR Notice within which to accept such rental or to reasonably object thereto in writing. If Tenant does not timely object to Landlord’s FMR Notice, then Tenant shall be deemed to have accepted the Fair Market Rental Rate set forth in Landlord’s FMR Notice. In the event Tenant timely objects to Landlord’s FMR Notice, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate using their reasonable good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with Subsections 2.3.3 through 2.3.7 below.

2.3.2        In the event that Landlord fails to timely provide Landlord’s FMR Notice, then Tenant may commence such negotiations by providing Tenant’s determination of the Fair Market Rental Rate (“Tenant’s FMR Notice”), in which event Landlord shall have thirty (30) days (“Landlord’s Review Period”) after receipt of Tenant’s FMR Notice within which to accept or reject such Fair Market Rental Rate. In the event Landlord fails to accept in writing such Fair Market Rental Rate proposed by Tenant in Tenant’s FMR Notice, then such Fair Market Rental Rate shall be deemed rejected, and Landlord and Tenant shall attempt in good faith to agree upon such Fair Market Rental Rate using their reasonable good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Landlord’s Review Period (which shall be, in such event, the “Outside Agreement Date” in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to the Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with Subsections 2.3.3 through 2.3.7 below.

2.3.3        Arbitration. If the Fair Market Rental Rate (including, annual rental escalations) for the applicable Option Term has not been determined on or prior to the Outside Agreement Date as set forth above, then Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the Fair Market Rental Rate for the applicable Option Term within five (5) business days of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes, each of Landlord and Tenant will appoint a qualified commercial real estate broker with at least 10 years’ experience in leasing comparable industrial space owned by institutional landlords in the county where the Premises is located (each, an “Arbitrator”). The two (2) Arbitrators so appointed shall appoint an impartial third Arbitrator, similarly qualified, who has no business relationship with either Landlord or Tenant, within ten (10) business days after the appointment of the last appointed Arbitrator, and shall notify the parties of the identity of such third Arbitrator. If the two (2) Arbitrators are unable to timely agree upon a third Arbitrator, either Landlord or Tenant may, upon not less than five (5) business days’ written notice to the other party, apply to the American Arbitration Association for appointment of a third similarly qualified Arbitrator. The three (3) Arbitrators are referred to in this Lease as the “Arbitration Panel.” The determination of the Arbitration Panel shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Rate (including, and annual rental escalations) for the Premises is the closest to the actual Fair Market Rental Rate for the Premises as determined by the Arbitration Panel, taking into account the requirements of this Article. Such Arbitration Panel may hold such hearings and require such briefs as the Arbitration Panel determines is necessary. In addition, Landlord and Tenant may submit to the Arbitration Panel, with a copy to the other party, within five (5) business days after the appointment of the Arbitration Panel any market data and additional information that such party deems relevant to the determination of the Fair Market Rental Rate (“FMRR Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such FMRR Data.

2.3.4        The Arbitration Panel shall, within thirty (30) days of its appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rental Rate including, and annual rental escalations), and shall notify Landlord and Tenant of such determination.

2.3.5        The decision of the Arbitration Panel shall be binding upon Landlord and Tenant.

2.3.6        The cost of arbitration shall be paid by Landlord and Tenant equally.

2.3.7         If Landlord and Tenant reach agreement regarding the Fair Market Rental Rate, or if the Arbitration Panel determines the Fair Market Rental Rate, then, within ten (10) business days, the parties shall execute an amendment to this Lease confirming the terms and conditions applicable to the applicable Option Term, including the newly extended expiration date and the Monthly Rent determined in accordance with this Section.

3.             Rent.

3.1           Monthly Rent. Tenant agrees to pay Landlord, as base rent for the Premises, the monthly base rent (“Monthly Rent”) in the amounts designated in the Summary. The Monthly Rent shall be paid by Tenant in advance on the first day of each and every calendar month commencing upon the Commencement Date. Monthly Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to the actual number of days in such month.

3.2           Additional Rent. All amounts and charges payable by Tenant under this Lease in addition to the Monthly Rent shall be considered additional rent (“Additional Rent”) for the purposes of this Lease, and the word "Rent" in this Lease shall include Monthly Rent and such Additional Rent. Rent shall be paid to Landlord as provided in Section 7, without any prior demand therefor and without any defense, counterclaim, deduction or offset, in lawful money of the United States of America.

3.3           Management Fee. In addition to each payment of Monthly Rent, on the first day of each and every calendar month commencing upon the Commencement Date and continuing through the Term, Tenant shall pay to Landlord, as Additional Rent, a monthly management fee (the “Management Fee”) in an amount equal to $1,000 per month; provided however, that the amount of the Management Fee shall increase two and one-half percent (2.5%) as of each annually anniversary of the Commencement Date.

3.4           Late Charges. Any Rent payable by Tenant to Landlord under this Lease which is not paid within five (5) days after the same is due will be automatically subject to a late payment charge, as Additional Rent, of five percent (5%) of the delinquent amount, in each instance, to cover Landlord's additional administrative costs. In addition to the late charge set forth above, Tenant shall also be required to pay interest at the Interest Rate on all such unpaid sums (including any late charge(s)), said interest charges, as applicable, to be payable on the first (1st) of each month throughout the Term of this Lease, without further notice or demand therefor by Landlord. Such late charges and interest will be due and payable as set forth herein and will accrue from the date that such Rent (including late charges and interest) sums are payable under the provisions of this Lease until actually paid by Tenant.

3.5           Security Deposit. Upon signing this Lease, Tenant shall pay to Landlord an amount equal to $40,000 (the “Deposit”). Landlord shall hold the Deposit as security for the faithful performance and observance by Tenant of all of the agreements, covenants and conditions of this Lease to be performed and observed by Tenant, and Tenant shall not be entitled to interest thereon. If Tenant fails to perform or observe any of the agreements, covenants and conditions of this Lease to be performed or observed by Tenant, which results in Landlord terminating this Lease on or before December 31, 2025, then Landlord shall be entitled to the full amount of the Deposit at the time of such termination. In the event this Lease is still in full force and effect on January 1, 2026, the Deposit shall be promptly returned to Tenant.

4.             Triple-Net Lease. Except as otherwise provided herein, all Rent shall be absolutely net to Landlord so that this Lease shall yield net to Landlord, the Rent to be paid each month during the Term of this Lease. Accordingly, and except as otherwise provided herein, all actual costs, expenses and obligations of every kind or nature whatsoever relating to the Premises which may arise and accrue during the Term of this Lease shall be paid by Tenant or reimbursed by Tenant to Landlord. Nothing herein contained shall be deemed to require Tenant to pay or discharge any mortgages or deeds of trust of any character whatsoever which may exist or hereafter be placed upon the Premises by an affirmative act or omission of Landlord.

5.             Hazardous Substances. Tenant shall comply with the terms and conditions set forth on Exhibit B attached hereto and made a part hereof.

6.             Use.

6.1           General. Tenant shall use the Premises only for the Permitted Use specified in the Summary. Tenant shall, at its sole cost and expense, observe and comply with all requirements of all recorded covenants, conditions and restrictions now or hereafter affecting the Premises and all laws, statutes, codes, rules and regulations now or hereafter in force relating to or affecting the Premises, including the condition, use, occupancy, alteration or improvement of the Premises (whether structural or non- structural, including unforeseen and/or extraordinary alterations or improvements, and regardless of the period of time remaining in the Term) of the Premises, including, without limitation, the provisions of the Americans with Disabilities Act ("ADA") as it pertains to the condition, use, occupancy, improvement and alteration (whether structural (except as otherwise provided herein) or non-structural, including unforeseen and/or extraordinary alterations or improvements, and regardless of the period of time remaining in the Term) of the Premises (collectively, “Laws”). Tenant shall not allow, suffer or permit the Premises or any use thereof to constitute a nuisance.

6.2           Signs and Auctions. Subject to (a) Landlord’s approval of the plans and specifications applicable thereto (which approval shall not be unreasonably withheld, conditioned or delayed), (b) the approval of all applicable governmental and quasi-governmental entities, and (c) all Laws, Landlord hereby grants Tenant the right, at Tenant's sole cost and expense, to install an exterior identification sign on the face of the Building and a monument sign at the entrance to the Property. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building and the Property caused by the installation and removal of such signage. If Tenant fails to so remove such signs and perform such repairs, then Landlord shall have the right to do so on behalf of Tenant, in which event Tenant shall reimburse Landlord for the actual costs thereof within ten (10) days after written demand therefor. Except for such signage, Tenant may not install any signs on the exterior of the Building or at the Property. Tenant shall have no right to conduct any auction in, on or about the Premises.

7.            Payments and Notices. All Rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the address designated in the Summary, or to such other persons and/or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and given by personal delivery, or delivery by nationally recognized overnight courier or express mailing service, or by email transmission, with a hard copy of such notice delivered no later than one (1) business day after email transmission by another method specified in this Section 7, or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant at the address(es) designated in the Summary, or to Landlord at the address(es) designated in the Summary. Either party may, by written notice to the other, specify a different address for notice purposes. Notice given in the foregoing manner shall be deemed given (i) upon receipt if sent by email transmission, provided such transmission is prior to 5:00 p.m. Central Time on a business day (if such transmission is after 5:00 p.m. Central Time on a business day or is on a non-business day, such notice will be deemed given on the following business day), (ii) when actually received or refused by the party to whom sent if personally served, or (iii) one day after deposit with Federal Express or other comparable commercial overnight courier, or (iv) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs. For purposes of this Lease, a "business day" is Monday through Friday, excluding holidays observed by the United States Postal Service.

8.             Surrender. Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises to Landlord, and Tenant shall deliver exclusive possession of the Premises to Landlord broom clean and in substantially the same condition and repair as when delivered by Landlord, reasonable wear and tear excepted (and casualty damage excepted), with all of Tenant's personal property and trade fixtures, Tenant Improvements and Tenant Changes (except for such Tenant Improvements and Tenant Changes identified by Landlord to remain upon the Premises pursuant to Section 11.2 below) removed therefrom and all damage caused by such removal repaired, as required pursuant to Section 11.2 below. Without limitation of the foregoing, any and all telephonic, coaxial, ethernet, or other data, computer, word-processing, facsimile, cabling, or electronic wiring installed by Tenant in, on or about the Premises, including all lines above the office ceiling is to be removed in its entirety, at Tenant's sole cost and expense. In the event that Tenant fails to timely surrender the Premises in the condition required herein, then in addition to Landlord’s rights and remedies under the Lease and/or at law and equity, Landlord may perform such work on behalf of Tenant, in which event Tenant shall reimburse Landlord for the actual costs thereof within ten (10) days after written demand therefor.

9.             Taxes.

9.1           Real Property Taxes. Tenant agrees to pay to the applicable taxing authority, prior to delinquency, all general and special real property taxes, assessments (including, without limitation, change in ownership taxes or assessments, but excluding all taxes imposed by the county or other governmental authority on the sales proceeds received by Landlord in connection with any sale of the Property), liens, bond obligations, license fees or taxes, commercial rent taxes and any similar impositions in-lieu of other impositions now or previously within the definition of real property taxes or assessments and any and all assessments under any covenants, conditions and restrictions affecting the Premises (collectively "Real Property Taxes") which may be now or hereafter levied or assessed against the Premises applicable to the period from the Commencement Date, until the expiration or sooner termination of this Lease; provided, however, Real Property Taxes shall not include Landlord’s general income, franchise, estate or inheritance taxes. All Real Property Taxes for the tax year in which this Lease terminates shall be apportioned and adjusted so that Tenant shall not be responsible for any Real Property Taxes for a period of time accruing subsequent to the expiration of the Lease Term.

9.2            Personal Property Taxes. Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any Tenant Improvements or alterations in the Premises (whether installed and/or paid for by Landlord or Tenant).

10.          Repairs.

10.1         Tenant's Repair Obligations. Tenant shall at all times and at Tenant's sole cost and expense, keep, maintain, clean, repair, replace and preserve the Premises and all parts thereof, structural and non- structural, including, without limitation, utility meters, plumbing, pipes and conduits, all heating, ventilating and air conditioning systems located within or serving the Premises, all fixtures, furniture and equipment, if any, Tenant's signs, if any, locks, closing devices, security devices, windows, window sashes, casements and frames, floors and floor coverings, shelving, restrooms, ceilings, interior walls, roof, skylights, interior and demising walls, doors, electrical and lighting equipment, sprinkler systems, parking areas, driveways, walkways, parking lots, loading dock areas and doors, fences, signs, lawns and landscaping, if any, all Tenant Improvements, Tenant Changes or other alterations, additions and other property and/or fixtures located within the Premises in good condition and repair, reasonable wear and tear excepted.

10.2          Landlord's Repair Rights. Landlord has no obligation whatsoever to alter, remodel, improve, repair, renovate, retrofit, replace, redecorate or paint all or any part of the Premises, nor shall Landlord have any right to do so, except as expressly provided in this Section 10.2 and in Sections 17 and 18 below. If Tenant fails to perform Tenant's obligations under Section 10.1 hereof, or under any other provision of this Lease, and such failure continues for fifteen (15) days after prior written notice to Tenant thereof (or in the case of an emergency, immediately without prior notice), then Landlord shall have the option (but not the obligation) to enter upon the Premises to perform such obligations on Tenant's behalf necessary to return the Premises to good order, condition and repair, in which event Tenant shall reimburse Landlord for 105% of the actual costs thereof within ten (10) days after written demand therefor.

10.3          Condition of Premises. Tenant further acknowledges and agrees that Tenant occupied the Premises prior to the Commencement Date and, except to the extent specifically set forth in this Lease, the leasing of the Premises as provided for herein is made on an "AS-IS" condition and basis with all faults. Notwithstanding the foregoing, subject to delays due to Force Majeure Events (hereinafter defined), Landlord shall, at Landlord’s sole cost, replace the roof overlay of the building prior to the end of calendar year 2023.

11.           Alterations.

11.1          Tenant Changes; Conditions.

(a)       Tenant may make Minor Alterations (as defined below) in the Premises without Landlord’s prior written consent. Except for Minor Alterations, Tenant shall not make any alterations, additions, or improvements to the Premises (collectively, "Tenant Changes," and individually, a "Tenant Change") unless Tenant first obtains Landlord's prior written approval thereof, which approval Landlord shall not unreasonably withhold, condition or delay. “Minor Alterations" are alterations that (A) do not affect the building systems or the structure or roof of the Building; (B) do not require a building permit pursuant to applicable Laws; and (C) do not cost in excess of $100,000 in the aggregate during any 12- month period.

(b)       Prior to performing any Tenant Changes, Tenant shall submit to Landlord plans and specifications for such Tenant Changes for Landlord's approval. After Landlord has approved the Tenant Changes and the plans, specifications and working drawings therefor, Tenant shall: (i) enter into an agreement for the performance of such Tenant Changes with licensed and bondable contractors and subcontractors selected by Tenant and reasonably approved by Landlord; and (ii) before proceeding with any Tenant Change, provide Landlord with at least ten (10) days' prior written notice thereof. In addition, before proceeding with any Tenant Change, Tenant's contractors shall obtain, on behalf of Tenant and at Tenant's sole cost and expense, all necessary governmental permits and approvals for the commencement and completion of such Tenant Change.

(c)       All alterations by Tenant, including Tenant Changes, shall be performed: (i) in accordance with the plans, specifications and working drawings pre-approved by Landlord; (ii) lien-free and in a good and workmanlike manner; (iii) in compliance with all Laws, rules and regulations of all governmental agencies and authorities including, without limitation, applicable building permit requirements and the provisions of Title III of the ADA and all applicable laws; and (iv) by licensed contractors and subcontractors.

11.2         Removal of Tenant Changes and Tenant Improvements. All Tenant Changes and tenant improvements in the Premises installed by Tenant (the "Tenant Improvements"), shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term of this Lease, unless Landlord requests their removal, in which event Tenant shall remove the same and restore the Premises to its original condition at Tenant's expense on or prior to the expiration or earlier termination of the Lease. At Tenant’s request prior to Tenant making any Tenant Changes or Tenant Improvements, Landlord will notify Tenant whether Tenant is required to remove the Tenant Changes or Tenant Improvements at the expiration or termination of this Lease. If Landlord requires Tenant to remove any such items, Tenant shall, at its sole cost, remove the identified items on or before the expiration or sooner termination of this Lease and repair any damage to the Premises caused by such installation and removal (and, in the event Tenant fails to remove such items, Tenant shall pay to Landlord all of Landlord's commercially reasonable costs of such removal and repair).

12.          Liens. Tenant shall not permit any mechanic's, materialmen's or other liens to be filed against all or any part of the Premises. Tenant shall, at Landlord's request, provide Landlord with enforceable, conditional and final lien releases (and other reasonable evidence reasonably requested by Landlord to demonstrate protection from liens) from all persons furnishing labor and/or materials with respect to the Premises. Landlord shall have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant shall, at its sole cost, within thirty (30) days after written notice to Tenant thereof, cause such lien to be released of record (or bonded in a manner satisfactory to Landlord) so that it no longer affects title to the Premises.

13.           Assignment and Subletting.

13.1         Restriction on Transfer. Tenant shall not directly or indirectly assign or in any manner transfer this Lease or any estate or interest therein (including, without limitation, by transfer of a controlling interest in Tenant), or sublet the Premises or any part thereof or grant any license, concession or other right of occupancy of any portion of the Premises (any of the foregoing, a "Transfer"), without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, condition or delay except as provided in this Section 13. The consent by Landlord to any Transfer shall not constitute a waiver of the necessity for such consent to any subsequent Transfer. Notwithstanding the foregoing, Landlord hereby approves and consents to Tenant entering into a sublease with Archive America of Illinois, Inc., subject to Landlord’s receipt of a consent to sublease in a form reasonably acceptable to Landlord.

13.2          Transfer Notice. If Tenant desires to effect a Transfer, then at least twenty (20) days prior to the date when Tenant desires the Transfer to be effective (the "Transfer Date"), Tenant agrees to give Landlord a notice (the "Transfer Notice"), stating the name, address and business of the proposed assignee or other transferee (sometimes referred to hereinafter as "Transferee"), reasonable information (including references) concerning the character, ownership, and financial condition of the proposed Transferee, the Transfer Date, any ownership or commercial relationship between Tenant and the proposed Transferee, and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord may reasonably require.

13.3          Permitted Transfers and Subletting. Notwithstanding the provisions of this Section 13 to the contrary, Tenant may assign this Lease or sublet the Premises or any portion thereof without Landlord's consent, to any entity (a) that controls, is controlled by or is under common control with Tenant, or (b) resulting from a merger or consolidation with Tenant, or (c) that acquires all of the assets of Tenant's business as a going concern; provided, however, that in all events (i) Tenant shall remain liable hereunder, (ii) Guarantor shall remain liable under the Guaranty pursuant to the term thereof, (ii) no such transaction shall be undertaken with the intent of circumventing Tenant’s liability under this Lease, (iv) Tenant shall provide Landlord with at least ten (10) days prior written notice thereof, and (v) Landlord shall have received an executed copy of all documentation effecting such Transfer on or before its effective date.

13.4         No Release. Notwithstanding any Transfer, Tenant and Guarantor shall at all times remain fully responsible and liable for the payment of the Rent herein specified and for compliance with all of Tenant's other obligations under this Lease (even if future assignments and sublettings occur subsequent to the assignment or subletting by Tenant, and regardless of whether or not Landlord's approval has been obtained for such future assignments and sublettings).

14.          Entry by Landlord. Landlord and its employees and agents shall at all reasonable times and upon at lease twenty-four hours’ prior written notice to Tenant (except in the event of an emergency, in which event no notice shall be required and Landlord may enter the Premises at any time) have the right to enter the Premises to inspect the same, to exhibit the Premises to prospective tenants, lenders or purchasers, to post notices of non-responsibility, to alter, improve or repair the Premises as contemplated by this Lease and/or to otherwise exercise its rights and remedies under this Lease; provided, however, that any such entry shall be in accordance with ITAR (as defined below).

15.           Utilities and Services.

15.1         Tenant’s Payment; Interruption in Service. Tenant shall be solely responsible for obtaining and shall promptly pay all charges for heat, air conditioning, water, gas, electricity or any other utility used, consumed or provided in, furnished to or attributable to the Premises directly to the supplying utility companies following the Commencement Date, together with all deposits and hook-up and connection charges for such utilities. Tenant shall reimburse Landlord within thirty (30) days of billing for any hook- up, connection, fixture or other charges and/or tariffs that are charged to Landlord by utility companies. In the event that Tenant is prevented from using, and does not use, the Premises, Building or Property or any portion thereof, for three (3) consecutive business days or ten (10) business days in any twelve (12) month period (the “Eligibility Period”) as a result of Landlord’s negligence or willful misconduct, then Tenant’s Rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Property or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. However, in the event that Tenant is prevented from conducting, and does not conduct, its business in any portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Rent for the entire Premises shall be abated; provided, however, if Tenant reoccupies and conducts its business from any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Property bears to the total rentable area of the Premises, shall be payable by Tenant from the date such business operations commence.

16.           Indemnification and Exculpation.

16.1         Tenant's Assumption of Risk and Waiver. Except to the extent such matter is not covered by the insurance required to be maintained by (or otherwise maintained by) Tenant under this Lease and such matter is attributable to the gross negligence or willful misconduct of Landlord or Landlord's agent(s), Landlord shall not be liable to Tenant, Tenant's employees, agents or invitees for: (i) any damage to property of Tenant, or of others, located in, on or about the Premises, (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or (iv) any such damage caused by other persons in the Premises, occupants of adjacent property, or the public, or caused by operations in construction of any private, public or quasi-public work. Notwithstanding anything in this Lease to the contrary, Landlord shall in no event be liable for any punitive, special, indirect, or consequential damages or loss of business or profits and Tenant hereby waives any and all claims for any such damages. All property of Tenant kept or stored on the Premises shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant's insurance carriers, unless such damage shall be caused by the gross negligence or willful misconduct of Landlord or Landlord's agent(s). Landlord or its agents shall not be liable for interference with the light or other intangible rights.

16.2         Indemnification. Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and Landlord's lenders, officers, directors, employees, agents, successors and assigns (collectively, "Landlord Indemnified Parties") harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys' fees and court costs (collectively, "Indemnified Claims"), arising or resulting from (a) any occurrence at the Premises following Tenant’s occupancy of the Premises, unless caused by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors, (b) any act or omission of Tenant or any of Tenant's Parties (as hereinafter defined); (c) the use of the Premises and conduct of Tenant's business by Tenant or any of Tenant's Parties, or any other activity, work or thing done or permitted by Tenant or any of Tenant's Parties, in or about the Premises; and/or (d) any default by Tenant of any obligations on Tenant's part to be performed under the terms of this Lease. In case any action or proceeding is brought against Landlord or any Landlord Indemnified Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant's expense by counsel approved in writing by Landlord, which approval shall not be unreasonably withheld. For purposes of this Lease, “Tenant’s Parties” shall mean, collectively, Tenant’s agents, employees, contractors, subtenants, invitees and assignees.

16.3         Survival; No Release of Insurers. The indemnification obligations under Section 16.2 shall survive the expiration or earlier termination of this Lease. The covenants, agreements and indemnification in Sections 16.1 and 16.2 above, are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease.

17.          Damage or Destruction.

17.1         Landlord's Rights and Obligations. In the event (a) the Building is damaged by fire or other casualty (a “Casualty”), and Landlord's contractor estimates in a writing delivered to the parties (the “Restoration Estimate”) that Landlord’s Restoration Obligation (as hereafter after defined) may be substantially completed within two hundred seventy (270) days from the date of such casualty, and (b) Landlord will receive insurance proceeds sufficient to cover the costs of substantially completing such Landlord’s Restoration Obligation (or, if insurance proceeds are insufficient to cover the costs of substantially completing the Landlord’s Restoration Obligation, but Landlord elects, in its sole and absolute discretion, to pay the amount of such insufficiency), then Landlord shall commence and proceed diligently to substantially complete Landlord’s Restoration Obligation and this Lease shall continue in full force and effect. If, however, the Premises or any other part of the Building is damaged by Casualty, and the Restoration Estimate indicates it will require longer than two hundred seventy (270) days from the date of such casualty for Landlord to substantially complete Landlord’s Restoration Obligation, or Landlord will not receive insurance proceeds sufficient to cover the costs of such Landlord’s Restoration Obligation (and Landlord does not elect to pay the amount of such insufficiency), then either Landlord or Tenant may elect to terminate this Lease by delivery of written notice to the other party thereof within thirty (30) days after the date on which the Restoration Estimate is delivered to Tenant. In the event, Landlord delivers termination notice to Tenant in accordance with this Section solely as a result of the Restoration Estimate indicating it will require longer than two hundred seventy (270) days from the date of such casualty for Landlord to substantially complete Landlord’s Restoration Obligation, Tenant may void such notice by providing written notice to Landlord within ten (10) business days electing to continue this Lease. In the event of any damage or destruction of all or any part of the Building, Tenant shall immediately notify Landlord thereof.

17.2         Landlord’s Restoration Obligation. Landlord's obligation to rebuild and repair under this Section shall in any event be limited to restoring the Premises to substantially the condition in which the same existed prior to such casualty, exclusive of any Tenant Changes, Tenant Improvements, alterations, additions, improvements, fixtures and equipment installed by Tenant (“Landlord’s Restoration Obligation”). Tenant agrees that promptly after completion of such work by Landlord, Tenant will proceed with reasonable diligence and at Tenant's sole cost and expense to restore, repair and replace all Tenant Changes, Tenant Improvements alterations, additions, improvements, fixtures, signs and equipment installed by Tenant.

17.3         Abatement of Rent. In the event that as a result of any such Casualty (and during the performance of Landlord’s Restoration Obligation), Tenant is prevented from using, and does not use, the Building or any material portion thereof, then the Monthly Rent shall be abated or reduced, as the case may be, until Landlord’s Restoration Obligation is substantially completed, in the proportion that the rentable square feet of the portion of the Building that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Building. Except for abatement of Monthly Rent as provided hereinabove, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant's business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration. Notwithstanding anything contained herein, no Monthly Rent (or portion thereof) shall abate after the date that is two hundred seventy (270) days from the date of the applicable casualty whether or not Landlord’s Restoration Obligation is satisfied.

17.4         Inability to Complete. Notwithstanding anything to the contrary contained in this Section 17, in the event Landlord is obligated or elects to perform Landlord’s Restoration Obligation pursuant to Section 17.1 above, but (a) Landlord is not diligently proceeding to substantially complete the Landlord's Restoration Obligation, and (b) Landlord's Restoration Obligation has not been substantially completed within ninety (90) days after the later to occur of (i) the estimated restoration date set forth in the Restoration Estimate, and (ii) the date that is two hundred seventy (270) days after the date of the applicable Casualty (the last day of such ninety (90) day period, as the same may have been extended on account of Tenant Caused Delays (as hereinafter defined) and Force Majeure Events, such date being the “Casualty Termination Date”), Tenant shall have the right to terminate this Lease by providing thirty (30) days' prior written notice to Landlord within sixty (60) days after the Casualty Termination Date; provided however, such termination notice shall be null and void if Landlord actually substantially completes such Landlord’s Restoration Obligation within such thirty (30) days period. In the event Landlord is delayed in the substantial completion of Landlord’s Restoration Obligation by Force Majeure Events or Tenant Caused Delays, such delays shall be excused for all relevant purposes and the Casualty Termination Date shall be extended for all relevant purposes to account for all such delays resulting from Force Majeure and Tenant Caused Delays. For purposes herein, the term "Tenant Caused Delays" shall mean delays in the design, construction or substantial completion of Landlord’s Restoration Obligation caused or contributed by Tenant or any of the Tenant’s Parties. In the event any Tenant Caused Delay causes Landlord to pay or incur costs or expenses in connection with the design, construction and/or completion of the Landlord’s Restoration Obligation in excess of the costs or expenses that would otherwise have been paid or incurred by Landlord, Tenant shall pay any such reasonable out-of-pocket excess costs and expenses to Landlord, as Additional Rent, within thirty (30) days after Landlord submits invoices for any such excess costs or expenses.

17.5         Damage Near End of Term. Landlord and Tenant shall each have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term of this Lease, Tenant has not exercised its Extension Option, and Landlord's contractor estimates in a writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Lease Term, or (b) ninety (90) days after the date of such Casualty.

18.           Eminent Domain.

18.1         In case all of the Premises, or such part thereof as shall materially and substantially interfere with Tenant's ability to conduct its business upon the Premises, shall be permanently taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant; provided, however, in the event of such a taking, Tenant shall be entitled to seek a separate award for Tenant’s relocation expenses and damage to, or the cost of removal of, Tenant's personal property, as long as such separate Total or Partial Taking award does not reduce the amount of the award that would otherwise be awarded to Landlord. In the event this Lease is not terminated following a taking, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant, Landlord shall restore the Premises to an architecturally whole unit to the extent of any award proceeds received by Landlord, and a fair and equitable abatement shall be made to Tenant for the Monthly Rent corresponding to the time during which, and to the part of the Premises of which, Tenant shall be so deprived on account of such taking and restoration. If the award proceeds from the taking are insufficient to restore the Premises as required by the preceding sentence and Landlord does not provide its own funds to so restore the Premises, and if as a result thereof Tenant's ability to use the Premises as contemplated by this Lease is materially and permanently impaired, then Tenant may elect to terminate this Lease by giving Landlord written notice thereof; provided, however, Landlord may rescind such termination by giving Tenant written notice within ten (10) business days following Landlord's receipt of such termination notice from Tenant that Landlord will provide the necessary funds to so restore the Premises.

18.2         Temporary Taking. In the event of taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and Rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Lease Term, provided that if such award exceeds the Monthly Rent payable by Tenant hereunder for such period, then Landlord shall be entitled to such excess amount. For purposes of this Section 18.2, a temporary taking shall be defined as a taking for a period of eighteen (18) months or less.

19.           Insurance.

19.1.1      Tenant’s Insurance. On or before the Commencement Date, and continuing thereafter until the expiration of the Term, Tenant shall obtain and keep in full force and effect respecting the Premises, the following insurance:

(a)       Special Form insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, malicious mischief, earthquake and flood coverage upon the building and property of every description and kind located on the Premises, including, without limitation, furniture, equipment and any other personal property and any Tenant Changes in an amount not less than the full replacement cost thereof.

(b)       Commercial general liability insurance coverage, on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner's protective coverage, contractual liability, liquor liability, products and completed operations liability, and owned/non-owned auto liability, with a general aggregate of not less than Two Million Dollars ($2,000,000) per occurrence with "umbrella" or excess liability coverage of not less than Five Million Dollars ($5,000,000).

(c)       Worker’s compensation and employer’s liability insurance, in statutory amounts and limits, covering all persons employed in connection with any work done in, on or about the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises.

(d)       Pollution legal liability insurance and/or environmental impairment insurance, covering claims for damage or injury caused by hazardous materials, including, without limitation, bodily injury, wrongful death, property damage, including loss of use, removal, cleanup and restoration of work and materials necessary to return the Premises and any other property of whatever nature located on the Premises to their condition existing prior to the Commencement Date of this Lease.

(e)       Comprehensive automobile liability insurance covering Tenant against any personal injuries or deaths of persons and property damage based upon or arising out of the ownership, use, occupancy or maintenance of a motor vehicle at the Premises and all areas appurtenant thereto in the amount of not less than $1,000,000, combined single limit.

(f)       business interruption insurance with limits not less than an amount equal to two (2) years’ rent due hereunder

19.1.2       Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord as an additional insured; (ii) be issued by an insurance company having a rating of not less than A-VIII in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of Illinois; (iii) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (iv) provide that the insurer shall endeavor to provide that said insurance shall not be canceled or coverage changed unless ten (10) days' prior written notice shall have been given to Landlord and any mortgagee. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Commencement Date and at least ten (10) days before the expiration dates thereof, and from time to time upon Landlord’s written request therefor. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, in addition to Landlord’s rights and remedies under this Lease and/or at law and equity, procure such policies for the account of Tenant, and 105% of the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery to Tenant of bills therefor.

19.2         Landlord’s Insurance. Landlord will purchase and maintain (a) a standard policy of “all risk” insurance with customary exclusions covering the Building in the full replacement cost of the Building, together with rent loss insurance and windstorm coverage (on a full replacement cost basis), and (b) broad form commercial general liability insurance with a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000) (collectively, “Landlord’s Insurance”). For purposes herein, “Insurance Expenses” shall mean all premiums, deductibles and other expenses paid or incurred by Landlord with respect to Landlord’s Insurance. Tenant shall (i) be solely liable for the Insurance Expenses, and (ii) reimburse Landlord, as Additional Rent, for the Insurance Expenses accruing during the Term within thirty (30) days after delivery of invoices to Tenant therefor.

20.          Waiver of Subrogation.

20.1         Waiver. Notwithstanding anything in this Lease to the contrary, each of Landlord and Tenant hereby waives its rights against the other with respect to any claims or damages or losses which are or would be covered under any insurance policies carried by the waiving party (or which are or would be covered by the coverages required to be obtained and maintained by such party under this Lease had such insurance been obtained and maintained as required herein). The foregoing waiver shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease. For purposes of this Section, any deductible or self-insured retention with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectible policies of insurance.

20.2        Waiver of Insurers. Each of Landlord and Tenant shall cause each insurance policy required to be obtained by it pursuant to this Lease to provide that the insurer waives all rights of recovery by way of subrogation against the other party in connection with any claims, losses and damages covered by such policy. If either party fails to maintain the insurance required hereunder, such risks shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

21.          Tenant's Default and Landlord's Remedies.

21.1         Tenant's Default. The occurrence of any one or more of the following events shall constitute a default under this Lease by Tenant:

(a)       the failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, within five (5) business days of written notice from Landlord that such payment was not received;

(b)       the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant's default is such that it may be cured but more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion;

(c)       (i) the making by Tenant of any general assignment for the benefit of creditors, (ii) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days), (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease where such seizure is not discharged within sixty (60) days;

(d)       Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

(e)       Tenant shall enter into or permit a Transfer to occur in violation of the terms and conditions of this Lease;

(f)       Tenant fails to maintain the insurance coverages required to be maintained by Tenant under this Lease;

(g)       Tenant fails to deliver an SNDA (as hereinafter defined) or Estoppel Certificate (as hereinafter defined) within the applicable time period requirement pursuant to this Lease and such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant

21.2         Landlord's Remedies; Termination. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(a)       the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(b)       the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)       the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d)       any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: unamortized Tenant Improvement costs; attorneys' fees; unamortized brokers' commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant's personal property, equipment, fixtures, Tenant Changes, Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove.

As used in Sections 21.2(a) and (b)above, the "worth at the time of award" is computed by allowing interest at the Interest Rate set forth in the Summary. As used in Section 21.2(c) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

21.3         Landlord's Remedies; Continuation of Lease. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises.

21.4         Landlord’s Remedies. Terminate Possession. Landlord may enter the Premises without terminating this Lease, and in its discretion remove any property from the Premises, and relet the Premises or any part thereof for the account of Tenant, upon such terms as Landlord in Landlord’s sole discretion shall determine. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. In connection with such reletting, Landlord may make repairs, alterations, and additions to the Premises to the extent deemed reasonably necessary by Landlord, and Tenant shall upon demand pay the cost thereof. Landlord may collect the rents from any such reletting and apply the same first to the payment of the repairs, alterations, additions, expenses of re-entry, attorney’s fees, court costs, collection services, and leasing commissions and second to the payment of Rent to be paid by Tenant, and any excess or residue shall operate only as an offsetting credit against the amount of Rent as the same thereafter becomes due and payable hereunder. No such re-entry or repossession, repairs, alterations and additions or reletting shall be construed as an eviction or ouster of Tenant or as an election by Landlord to terminate this Lease unless written notice thereof is delivered by Landlord to Tenant, nor shall the same operate to release the Tenant in whole or in part from any of the Tenant’s obligations hereunder. Landlord may at any time sue and recover judgment for any damages remaining after the application of proceeds from any such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

21.5         Landlord’s Remedies. Cure Tenant Default. Landlord may, without any obligation to do so, cure the default on behalf of Tenant, in which case Landlord may enter the Premises without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom. Tenant agrees to pay Landlord an amount equal any actual expenses that Landlord may incur in curing the default, including without limitation, reasonable attorney’s fees, together with interest thereon at the Interest Rate from the date of expenditure.

21.6         Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Section 21 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Tenant hereby waives any right of redemption or relief from forfeiture following termination of, or exercise of any remedy by Landlord with respect to, this Lease. Without limiting the foregoing, Tenant expressly waives the service of any statutory demand or notice which is a prerequisite to Landlord’s commencement of eviction proceedings against Tenant, including, without limitation, the demands and notices specified in 735 ILCS §§ 5/9-209 and 5/9-210. Notwithstanding the foregoing waiver of notices, Landlord may elect to serve such notices (including statutory notices) and combine such notices with any notices required under the provisions of this Lease.

22.          Subordination. This Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting the Premises or any portion thereof, (b) the lien of any mortgage, deed of trust or other security instrument that may now exist or hereafter be executed in any amount for which the Premises or any portion thereof, any ground leases or underlying leases, or Landlord’s interest or estate therein is specified as security, and (c) all modifications, renewals, supplements, consolidations and replacements thereof. If any ground lease or underlying lease terminates for any reason or any mortgage, deed of trust or other security instrument is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant, notwithstanding any subordination, shall attorn to and become the tenant of the successor in interest to Landlord at the option of such successor in interest. If any mortgage is foreclosed, or Landlord’s interest under this Lease is conveyed or transferred in lieu of foreclosure: neither the mortgagee nor any person or entity acquiring title to the Property as a result of foreclosure or trustee’s sale, nor any successor or assign of either of the foregoing, shall be (i) liable for any default by Landlord, (ii) bound by or liable for any payment of Rent which may have been made more than thirty (30) days before the due date of such installment, (iii) subject to any defense or offset which Tenant may have to the payment of Rent or other performance under this Lease arising from any default by Landlord, or (iv) bound by any amendment or modification to this Lease made without the consent of such mortgagee if such mortgagee’s consent thereto is required. The provisions of this Section shall be self-operative and no further instrument shall be required to effect the provisions of this Section. Notwithstanding the foregoing, within ten (10) days following request by Landlord, Tenant agrees to execute any documents reasonably required to effectuate the foregoing subordination or such other reasonable and customary subordination, non-disturbance and attornment agreement submitted by Landlord to Tenant (“SNDA”), which documents may contain such other terms as any mortgagee or prospective mortgagee may reasonably require, or to make this Lease prior to the lien of any mortgage, deed of trust or underlying lease, as the case may be.

23.          Estoppel Certificate. Within ten (10) business days following either party’s written request, the non-requesting party shall execute and deliver to the other party and/or such parties as the requesting party may designate (including, without limitation, prospective lenders and purchasers of the Premises), an estoppel certificate (“Estoppel Certificate”), certifying: (a) the Commencement Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if modified, that this Lease is in full force and effect as modified, and stating the date and nature of such modifications); (c) the date to which the Rent and other sums payable under this Lease have been paid; (d) that there are not, to the best of non- requesting party’s knowledge, any defaults under this Lease by either Landlord or Tenant, except as specified in such certificate; and (e) such other matters as are reasonably requested by the requesting party. Any such estoppel certificate delivered pursuant to this Section may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Premises, as well as their assignees. Not withstanding the foregoing, Landlord shall be obligated to deliver an Estoppel Certificate only if requested by a third party in connection with any prospective assignment of this Lease, Tenant equipment financing or other similar legitimate purpose.

24.          Quiet Enjoyment. Landlord covenants and agrees with Tenant that, so long as Tenant is not in default under this Lease (beyond applicable notice and cure periods), Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, in accordance with and subject to the terms and conditions of this Lease, as against all persons claiming by, through or under Landlord.

25.          Brokers. Each party represents and warrants to the other, that no broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this Lease on its behalf, or (b) is or might be entitled to a commission or compensation in connection with this Lease. Each party shall indemnify, protect, defend and hold harmless the other party from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from any breach (or alleged breach) by such party of the foregoing representation.

26.          Holding Over. If Tenant holds over after the expiration or earlier termination of the Term, then, without waiver of any right on the part of Landlord as a result of Tenant's failure to timely surrender possession of the Premises to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including Tenant's obligation to pay all costs, expenses and any other additional rent under this Lease), but at a Monthly Rent equal to one hundred fifty percent (150%) of the Monthly Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a consent to a hold over hereunder or result in an extension of this Lease. If Tenant remains in possession of all or any part of the Premises after the Expiration Date, then Tenant shall indemnify and hold Landlord harmless from and against all Losses (including, without limitation, consequential damages) resulting from or arising out of Tenant’s failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after the Expiration Date and any related attorneys’ fees and brokerage commissions.

27.          Financials. If Guarantor ceases to be a public traded company, Tenant shall provide or shall cause Guarantor to provide the following financials to Landlord:

(a)       within 120 days after the end of each fiscal year, the audited consolidated balance sheet of Guarantor and its subsidiaries together with the related statements of income, stockholders’ equity and cash flows as of the end of and for such year; and

(b)       within 60 days after the end of each quarter, the unaudited consolidated balance sheet of Guarantor and its subsidiaries and the related unaudited statements of income, stockholders’ equity and cash flows as of the end of and for such quarter and the then elapsed portion of the fiscal year.

28.          Landlord’s Default and Tenant’s Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder.

29.           Force Majeure. If, by reason of acts of God, governmental restrictions, strikes, labor disturbances, shortages of materials or supplies, actions or inactions of governmental authorities, pandemic, or any other cause or event beyond Landlord’s or Tenant’s reasonable control (collectively, “Force Majeure Events”), Landlord or Tenant is unable to perform or is delayed in performing any of its non-monetary obligations under this Lease, no such inability or delay shall impose any liability upon such non-performing party or provide the other party with any right to offset, deduct or abate Rent by reason thereof. The terms of this paragraph shall not be applicable to or excuse any failing on the part of Tenant to satisfy Tenant’s obligations to pay Rent or other required payments to Landlord.

30.          Attorney Fees and Costs. In the event either party hereto initiates litigation to enforce the terms and provisions of this Lease, the non-prevailing party in such action shall reimburse the prevailing party for its reasonable attorney's fees, filing fees, and court costs.

31.          WAIVER OF JURY TRIAL. LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY AGAINST THE OTHER IN ANY MATTER ARISING OUT OF THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES OR ANY CLAIM OF INJURY OR DAMAGE.

32.           Time of Essence. Time is of the essence of each and every provision of this Lease.

33.           Limitation of Landlord’s Liability. IF LANDLORD SHALL FAIL TO PERFORM ANY TERM, CONDITION, COVENANT OR OBLIGATION REQUIRED TO BE PERFORMED BY IT UNDER THIS LEASE AND IF TENANT SHALL, AS A CONSEQUENCE THEREOF, RECOVER A MONEY JUDGMENT AGAINST LANDLORD, TENANT AGREES THAT IT SHALL LOOK SOLELY TO LANDLORD’S RIGHT, TITLE AND INTEREST IN AND TO THE BUILDING FOR THE COLLECTION OF SUCH JUDGMENT; AND TENANT FURTHER AGREES THAT NO OTHER ASSETS OF LANDLORD, OR OF ANY OWNER, PARTNER, MEMBER OR MANAGER IN OR OF LANDLORD, SHALL BE SUBJECT TO LEVY, EXECUTION OR OTHER PROCESS FOR THE SATISFACTION OF TENANT’S JUDGMENT. Landlord shall in no event be liable to Tenant or any other person for any consequential, indirect, special or punitive damages, or for loss of business, revenue, income or profits and Tenant hereby waives any and all claims for any such damages.

34.           Transfer of Premises. The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee's interest in a ground lease of, the Premises. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease. Landlord and Landlord's transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Premises, the Building, and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord's part of any of the terms and conditions of this Lease.

35.           Authority. Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

36.          OFAC. Tenant and Landlord each represents and warrants to the other that neither it nor any of its affiliated entities is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

37.           ITAR. Landlord and Tenant shall comply with the requirements of the U.S. Department of State International Traffic in Arms Regulations (Title 22, CFR Parts 120-130), the U.S. Department of Commerce Export Administration Regulations (Title 15, CFR 730-774), and any other U.S. Government regulation applicable to the export/ import, re-export, or disclosure of controlled technical data to Foreign Nationals (collectively, “ITAR”).

38.          Miscellaneous. This Lease shall be governed by, and construed pursuant to, the laws of the state in which the Premises are located. All of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns. The invalidity or unenforceability of any provision of this Lease shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by law. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. The signature of a party transmitted electronically (e.g., e- signature) or by facsimile, email of a pdf copy, DocuSign or other similar technology application shall constitute and have the same force and effect as the original signature of the party.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:	8400 W 185TH STREET INVESTORS, LLC,
a Delaware limited liability company

	By:	/s/ Andrew M. Zgetowicz
		Name:	Andrew M. Zgetowicz
		Title:	Chief Investment Officer

TENANT:	EMCORE CHICAGO INERTIAL CORPORATION,
a Delaware corporation

	By:	/s/ Ryan Hochgesang
		Name:	Ryan Hochgesang
		Title:	Vice President and General Counsel